Certain portions of this exhibit have been redacted as such portions are not material and the type of Information that the Company treats as private or confidential.

MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT is made effective as of the 6th day of March, 2019 (the “Effective Date”).

AMONG:

CANNA-V-CELL SCIENCES INC., a corporation duly formed under

the laws of British Columbia with its registered office at Suite 704,

595 Howe Street, Vancouver, BC V6C 2T5

(the “Company”)

OF THE FIRST PART

AND:

RY-N GINGER ENTERPRISES INC., a corporation duly formed

under the laws of British Columbia with its registered office at

[ADDRESS REDACTED]

(the “Consultant”)

OF THE SECOND PART

AND:

DAVID K. RYAN, an individual having a residential address at

[ADDRESS REDACTED]

(“Ryan”)

OF THE THIRD PART

WHEREAS:

A.The Company is a research and development company listed on the Canadian Stock Exchange.

B.Ryan has over 20 years of experience in management of reporting issuers.

C.The Company desires to retain the Consultant to provide management consulting services of Ryan and Ryan has agreed to provide his services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.ENGAGEMENT AS A CONSULTANT

1.1The Company hereby engages the Consultant as a consultant to provide the Consulting Services (as defined in Section 3) in accordance with the terms and conditions of this Agreement, and the Consultant hereby accepts such engagement, and the Consultant has agreed to engage the services of Ryan, as an employee of the Consultant, in order to enable the Consultant to provide the consulting services in accordance with the terms and conditions of this Agreement.

2.TERM OF THIS AGREEMENT

2.1The initial term shall become effective and begin as of the Effective Date, and shall continue until close of business on August 31, 2021 (the “Term”), unless this Agreement is earlier terminated in accordance with the terms of this Agreement.

3.CONSUL TING SERVICES

3.1The Consultant and Ryan agree to perform the following services and undertake the following responsibilities and duties to the Company (the “Consulting Services”):

(a)act as the Company’s President;

(b)assist the Company in meeting its responsibilities as a reporting issuer and in developing relationships with financiers and investment bankers;

(c)report directly to the Chief Executive Officer (“CEO”); and

(d)performing such other duties and observing such instructions as may be reasonably assigned from time to time by the CEO of the Company in Ryan’s capacity as President, provided such duties are within the scope of the Company’s business and implementation of the Company’s business plan.

3.2Each of the Consultant and Ryan will at all times be an independent contractor and neither the Consultant nor Ryan will be deemed to be an employee of the Company. The Consultant will be responsible for all taxes, deductions or Goods and Services Tax (“GST”) as required to be remitted in Canada. In the event that the Consultant and/or Ryan is required to remit taxes or deductions in a country in which the Company’s operations are located, the Company will be responsible for remitting those taxes or deductions on behalf of the Consultant and/or Ryan.

3.3Ryan will spend such time as necessary to carry out his duties under this Agreement, but the Consultant and Ryan may provide similar services to other reporting issuers.

4.CONSULT ANT FEE

4.1During the term of this Agreement, the Company shall pay the Consultant a consultant fee in consideration of the provision of the Consulting Services equal to CA $3,000 per month (the “Consultant Fee”) on the first business of each month during the term of the agreement.

4.2The Company shall pay the Consultant Fee and any applicable GST to the Consultant, on the first business day of each month during the term of the Agreement.

4.3The Consultant will provide on a monthly basis, prior to the last day of each month, an invoice with GST included.

5.EXPENSES

5.1The Company will reimburse the Consultant for all reasonable expenses incurred in the performance of Ryan’s duties under this Agreement subject to receiving proper statements of account and receipts.

6.OPTIONS

6.1Ryan shall be entitled to receive stock options under the Company’s Stock Option Plan, in amounts determined by the Board of Directors.

7.TERMINATION

7.1The Company may terminate this Agreement:

(a)Following the initial term on three months’ notice, or

(b)without notice upon the occurrence of any of the following events of default (each an “Event of Default”): (i) the Consultant’s or Ryan’s commission of an act of fraud, theft or embezzlement or other similar willful misconduct; (ii) the neglect or breach by the Consultant or Ryan of his material obligations or agreements under this Agreement; (iii) the Consultant’s or Ryan’s refusal to follow lawful directives of the CEO of the Company; or (iv) the Consultant or Ryan being unwilling or unable to perform the services to be performed under the terms of this Agreement, provided that notice of the Event of Default has been delivered to the Consultant and Ryan and provided the Consultant and Ryan has failed to remedy the default within thirty days of the date of delivery of notice of the Event of Default.

7.2The Consultant or Ryan may terminate this Agreement at any time upon one month’s written notice.

7.3On termination of this Agreement for any reason, all rights and obligations of each party that are expressly stated to survive termination or continue after termination will survive termination and continue in full force and effect as contemplated in this Agreement.

8.PROPRIETARY INFORMATION AND DEVELOPMENTS

8. 1The Consultant and Ryan will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consulting Services to the Company, and the Consultant and Ryan shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company’s financial statements and projections, research data, and business relationships with banks, lenders and other parties not otherwise publicly available.

9.RELIEF

9.1The Consultant and Ryan hereby expressly acknowledge that any breach or threatened breach by the Consultant and Ryan of any of the terms set forth in Section 8 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including, but not limited to, injunctive relief or other equitable remedies.

10.PARTIES BENEFITED, ASSIGNMENTS

10.1This Agreement shall be binding upon, and inure to the benefit of, Ryan, his heirs and his personal representative or representatives, and upon the Company, the Consultant and the respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant and/or Ryan.

11.NOTICES

11.1Any notice required or permitted to be given under this Agreement shall be in writing and may be delivered personally or by facsimile or e-mail, or by prepaid registered post addressed to the parties at the above-mentioned addresses or at such other address of which notice may be given by either of such parties. Any notice shall be deemed to have been received, if personally delivered or by telex or telecopier, on the date of delivery and, if mailed as aforesaid, then on the seventh business day after and excluding the day of mailing.

12.GOVERNING LAW

12.1This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

13.REPRESENTATIONS AND WARRANTIES

13.1The Consultant represents and warrants to the Company that the Consultant and Ryan are under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of their duties hereunder or other rights of Company hereunder.

14.MISCELLANEOUS

14.1This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

14.2This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

14.3No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

14.4A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

14.5This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

14.6The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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14.7This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

CANNA-V-CELL SCIENCES INC.

by its authorized signatories:

“Zaki Rakib”

Zaki Rakib, CEO & Director

RY-N GINGER ENTERPRISES INC.

by its authorized signatory:

“David K. Ryan”

David K. Ryan, President and Director

“David K. Ryan”

DAVID K. RYAN